UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 10, 2005

SBC COMMUNICATIONS INC.
(Exact Name of Registrant as Specified in Charter)

                                                                             Delaware                                                          1-8610                                                       43-1301883
                                                               (State or Other Jurisdiction of                     (Commission File Number)                (IRS Employer Identification No.)
                                                                          Incorporation)

175 E. Houston, San Antonio, Texas 78205
(Address of Principal Executive Offices) (Zip Code)

        Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At the March 10, 2005, meeting of the SBC Communications Inc. (SBC) Human Resources Committee, the Committee finalized its 2005 short and long-term incentive award targets by adding performance measures for the Chairman and Chief Executive Officer and changing measures for an executive officer to reflect new duties. The Committee otherwise reconfirmed the performance measures established at its January 2005 meeting.

At its January meeting, the Committee established 2005 short-term incentive award targets for executive officers under the 2001 Incentive Plan. Awards are paid in cash, but only to the extent specific internal financial and/or operational objectives are achieved. For 2005, the Committee established the following performance based measurements for the Chief Executive Officer and other executive officers: 50% SBC Net Income, 30% SBC Free Cash Flow, 10% SBC 13-State Customer Satisfaction, and 10% SBC 13-State Wireline Customer Churn. Certain executive officers responsible for the operations of a particular business unit had their performance measures tied to a combination of the following: 50% Wireline Operating Income, 30% Enterprise Operating Income (income from large business customers) or SBC Free Cash Flow, 10% Enterprise Customer Satisfaction or SBC 13-State Customer Satisfaction, and 10% SBC 13-State Wireline Customer Churn.

The Committee also established long-term incentive targets under the 2001 Incentive Plan through the grant of performance shares. Performance shares are paid out in a combination of SBC stock and cash (the cash payment is based on the value of SBC stock at payout). The value of performance shares fluctuates directly with changes in the price of SBC stock and are paid out only to the extent specific internal financial and/or operational objectives are achieved. Performance share awards granted to executive officers in 2005 will use return on invested capital over a three-year period as the performance measure. (For the Chief Executive Officer’s performance shares, this measurement will have a 75% weighting.) This performance measurement is calculated by dividing (1) the company’s net income before extraordinary items plus after-tax interest expense over the three year measurement period by (2) the sum of the average debt and average stockholder equity.

The Chief Executive Officer also has a performance measurement tied to SBC’s total stockholder return (stock appreciation plus reinvestment of dividends) compared to companies in the North American Telecom Index, excluding equipment manufacturers and companies with less than $5 billion in market capitalization, and adding several cable company competitors not in the Index. This performance measurement has a 25% weighting on the Chief Executive Officer’s long-term award. The following chart describes the operation of the measurement.

SBC Total Stockholder Return vs. Peer Group	Payout %

If SBC is top company	200%
Quartile 1 (75 - 99%)	150%
Quartile 2 (50 - 74.99%)	100%
Quartile 3 (25 - 49.99%)	50%
Quartile 4 (< 25%)	0%

Notes to total stockholder return measure:
(1)  The payout will be reduced by 10% if SBC’s total stockholder return is negative.
(2) In the event SBC’s performance is in Quartile 4 but the total stockholder return exceeds 20%, the payout shall be 10%.

The Chief Executive Officer’s long-term target award is made in the form of a combination of performance shares and phantom stock units, each subject to the foregoing performance measures. Phantom stock units have the same terms and conditions as performance shares that are granted under the 2001 Incentive Plan, including the payment of dividend equivalents, except that phantom stock units are only payable in cash at the end of the performance period. As with performance shares that are paid in cash, payouts under phantom stock units are based on the price of SBC stock at the time of distribution.

At its March 10, 2005, meeting, the Committee established additional performance standards for long-term awards granted to the Chief Executive Officer in 2005. These standards will apply to phantom stock units (having the same terms and conditions as performance shares under the 2001 Incentive Plan) that are payable in cash only upon the attainment of certain Cingular Wireless LLC pre-tax earnings targets over the 2005 to 2006 period.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBC Communications Inc.
By: /s/ John J. Stephens
John J. Stephens
Vice President and Controller

Date: March 11, 2005